Contacts:    Alan H. Oshiki
 Broadgate Consultants, Inc.
(212) 232-2222

William S. Creekmuir
Simmons Company
(770) 673-2625
For Immediate Release

Simmons Company
Reports Record Second Quarter Results

•	Net Sales Up Nearly 16%
•	Operational Improvements Deliver Increased Operating Margins
•	Substantial Improvements in EBITDA and EBITDA Margin
•	$12.1 Million of Debt Repaid
_________________________________________________________________

ATLANTA, August 15, 2006 - Simmons Company (“Company” or “Simmons”), the ultimate parent of Simmons Bedding Company (“Simmons Bedding”), a leading manufacturer of premium-branded bedding products, today released operating results for the quarter and six months ended July 1, 2006.

“We are extremely proud of our results for the first half of 2006 as our business operated at record levels. Our year-to-date sales growth of 15.3% has been principally driven by very effective marketing that resulted in strong demand for our products, especially our Beautyrest® brand,” said Simmons’ Chairman and Chief Executive Officer, Charlie Eitel. “Over the last year, we have diligently focused on improving our product lines and reducing our costs. These financial results show that our efforts are paying off.”

Mr. Eitel continued, “Looking forward, we are very encouraged by the response of our dealers to our new BackCare®, Natural CareTM Latex and Beautyrest BlackTM product lines that were introduced at the recent home furnishings market in Las Vegas. These new lines are going to help us grow through a broader product offering to our customers.”

Results for the Quarter Ended July 1, 2006

For the second quarter of 2006, net sales rose 15.9% to $241.2 million compared to $208.0 million for the same period last year. For the second quarter of 2006, Simmons’ wholesale and retail bedding segment net sales increased 15.6% and 22.3%, respectively, compared to the same period last year. Conventional bedding unit volume grew 13.8% for the second quarter of 2006 compared to the same period last year. On a comparable store basis, retail store sales for the Company’s Sleep Country USA stores increased 3.4% in the second quarter of 2006, compared to the same period last year. Gross profit for the second quarter of 2006 was $109.1 million, or 45.3% of net sales, compared to $90.8 million, or 43.6% of net sales, for the same period last year.

For the second quarter of 2006, operating income was $28.1 million, or 11.6% of net sales, compared to $18.8 million, or 9.1% of net sales, for the same period last year. Net income was $2.1 million for the second quarter of 2006 compared to $1.1 million for the same period of the prior year. Net income for the second quarter of 2006 was negatively impacted by $6.0 million of pre-tax expenses attributable to the May refinancing of Simmons Bedding’s bank term loan. For the second quarter of 2006, adjusted EBITDA (see the Supplemental Information to this press release) increased 35.3% to a second quarter record $37.3 million, or 15.5% of net sales, compared to $27.6 million, or 13.3% of net sales, for the same period last year.

Results for the Six Months Ended July 1, 2006

For the first six months of 2006, net sales rose 15.3% to $477.1 million compared to $413.6 million for the same period last year. For the first six months of 2006, Simmons’ wholesale and retail bedding segment net sales increased 15.0% and 22.9%, respectively, compared to the same period last year. Conventional bedding unit volume grew 14.2% and retail same store sales increased 6.5% for the first six months of 2006 compared to the same period last year. Gross profit for the first six months of 2006 was $208.6 million, or 43.7% of net sales, compared to $182.2 million, or 44.1% of net sales, for the same period last year.

For the first six months of 2006, operating income was $57.5 million, or 12.1% of net sales, compared to $31.7 million, or 7.8% of net sales, for the same period last year. Net income was $8.5 million for the first six months of 2006 compared to a net loss of $1.1 million for the same period of the prior year. Adjusted EBITDA for the first six months of 2006 increased 60.1% to $76.3 million, or 16.0% of net sales, compared to $47.6 million, or 11.5% of net sales, for the same period last year.

As of July 1, 2006, Simmons’ working capital (see the Supplemental Information to this press release) as a percentage of net sales for the trailing twelve months was 1.8%, compared to 1.9% one year ago. During the second quarter of 2006, Simmons Bedding voluntarily prepaid $12 million of its bank term loan.

The Company will webcast its second quarter and first six months of 2006 financial results via a conference call on Wednesday, August 16, 2006, beginning at 11:00 a.m. Eastern Time. The webcast will be available at the Company’s website www.simmons.com and will also be available for replay through August 30, 2006.

About Simmons Company
Atlanta-based Simmons Company, through its indirect subsidiary Simmons Bedding, is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest®, BackCare®, Natural CareTM Latex, BackCare Kids®, and Deep Sleep®. Simmons Bedding operates 17 conventional bedding manufacturing facilities and two juvenile bedding manufacturing facilities across the United States and Puerto Rico. Simmons is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world. For more information, visit the Company's website at www.simmons.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect Simmons’ current views about future events and financial performance.  Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements.  The forward-looking statements in this press release speak only as of the date of this release.  These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them.  However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Simmons’ expectations.  These factors include, but are not limited to: (i) competitive pricing pressures in the bedding industry; (ii) legal and regulatory requirements; (iii) the success of our new products; (iv) our relationships with and viability of our major suppliers; (v) fluctuations in costs of our raw materials; (vi) our relationship with significant customers and licensees; (vii) our ability to increase prices on our products and the effect of these price increases on our unit sales; (viii) an increase in our return rates and warranty claims; (ix) our labor relations; (x) departure of our key personnel; (xi) encroachments on our intellectual property; (xii) our product liability claims; (xiii) our level of indebtedness; (xiv) interest rate risks; (xv) compliance with covenants in our debt agreements; (xvi) our future acquisitions; (xvii) our ability to achieve the expected benefits from any personnel realignments; and (xviii) other risks and factors identified from time to time in the Company’s and Simmons Beddings’ reports filed with the Securities and Exchange Commission (“SEC”). We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

-table follows-

Condensed Historical Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Quarters Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2006	2005	2006	2005
Wholesale net sales	$222,669	$192,697	$439,616	$382,296
Retail net sales	22,942	18,759	46,577	37,890
Eliminations	(4,409)	(3,414)	(9,124)	(6,563)
Net sales	241,202	208,042	477,069	413,623
Cost of products sold	132,051	117,256	268,490	231,421
Gross profit	109,151	90,786	208,579	182,202

Operating expenses:
Selling, general and administrative expenses	81,633	73,342	152,539	152,503
Amortization of intangibles	1,417	1,417	2,834	2,858
Licensing revenues	(2,012)	(2,815)	(4,300)	(4,866)
	81,038	71,944	151,073	150,495
Operating income	28,113	18,842	57,506	31,707
Interest expense, net	24,715	17,359	43,891	33,773
Income (loss) before income taxes	3,398	1,483	13,615	(2,066)
Income tax expense (benefit)	1,337	424	5,121	(933)
Net income (loss)	$2,061	$1,059	$8,494	$(1,133)

Adjusted EBITDA (a)	$37,324	$27,591	$76,272	$47,641

See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	July 1,	December 31,
	2006	2005*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,882	$24,622
Accounts receivable, net	88,494	76,032
Inventories	28,842	33,050
Other current assets	18,698	17,950
Total current assets	164,916	151,654

Property, plant and equipment, net	59,075	58,360
Goodwill, net	488,185	488,230
Intangible assets, net	534,456	537,290
Other assets	35,592	45,243
	$1,282,224	$1,280,777

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$413	$1,602
Accounts payable and accrued liabilities	118,720	110,170
Total current liabilities	119,133	111,772

Long-term debt	886,444	906,148
Deferred income taxes	148,861	144,418
Other non-current liabilities	14,641	14,092
Total liabilities	1,169,079	1,176,430

Stockholders' equity	113,145	104,347
	$1,282,224	$1,280,777

See Notes to Condensed Historical Financial Data.

* Derived from the Company's 2005 audited Consolidated Financial Statements.

Simmons Company and Subsidiaries
(Notes to Condensed Historical Financial Data)

a)  Adjusted EBITDA (as defined in Simmons Bedding's senior credit facility) differs from the term "EBITDA" as it is commonly used. In addition to adjusting net  income to exclude interest expense, income taxes and depreciation and amortization, adjusted EBITDA also adjusts net income (loss) by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees, reorganization expense, and other unusual or non-recurring charges or credits. Adjusted EBITDA is presented because it is a material component of the covenants contained within Simmons Bedding's credit agreements and is a measure used by charges or credits. Adjusted EBITDA is presented because it is a material component of the covenants contained within Simmons Bedding's credit agreements and is a measure used by management to determine operating performance. EBITDA does not represent net income or cash flows from operations as those terms are defined by accounting principles generally accepted in the United States and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  Below is a reconciliation of net income (loss) to adjusted EBITDA:

	Quarters Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2006	2005	2006	2005
Adjusted EBITDA:
Net income (loss)	$2,061	$1,059	$8,494	$(1,133)
Depreciation and amortization	6,777	6,661	14,057	13,121
Income tax expense (benefit)	1,337	424	5,121	(933)
Interest expense	24,866	17,380	44,126	33,832

EBITDA	35,041	25,524	71,798	44,887

Reorganization expense	728	1,345	1,454	1,345
Non-cash stock compensation	515	-	517	-
Management fees	441	332	846	752
State taxes in lieu of income taxes	241	173	488	335
Transaction expenses	133	177	133	177
Management severance	101	-	927	105
Other, net	124	40	109	40

Adjusted EBITDA	$37,324	$27,591	$76,272	$47,641

b) Working capital computation (current assets less current liabilities as defined in our senior credit facility):

			July 1,	June 25,
			2006	2005
Current assets			$164,916	$155,106

Less:
Cash and equivalents			(28,882)	(31,368)
			136,034	123,738

Current liabilities			119,133	108,658

Less:
Current maturities of long-term debt			(413)	(839)
			118,720	107,819

Working capital			$17,314	$15,919